UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2015

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Global Coffee Business Transactions Completed on July 2, 2015

On July 2, 2015 (the “closing date”), Mondelēz International, Inc. completed transactions to combine our wholly owned coffee businesses (including our coffee portfolio in France) with those of D.E Master Blenders 1753 B.V. (“DEMB”) to create a new company, Jacobs Douwe Egberts (“JDE”).

Upon closing, the consideration we received for our global coffee businesses was €3.8 billion ($4.2 billion U.S. dollars using spot exchange rates as of July 2, 2015), a 43.5 percent equity interest in JDE and a $275 million receivable related to an expected payment from JDE one year following the closing related to tax formation costs. We also received $76 million of cash related to the reimbursement of costs we incurred related to separating our coffee businesses. Acorn Holdings B.V., owner of DEMB, holds a 56.5% share in JDE. The cash and equity consideration we received was adjusted from previous estimates to reflect our retaining our interest in a Korea-based joint venture, Dongsuh Foods Corporation (“DSF”).

We are currently in the process of determining the fair value of our investment in JDE as of the closing date. We expect to have a preliminary valuation completed in the third quarter of 2015. The sale proceeds are also subject to further adjustments, including finalization of working capital, net debt and other sale adjustments. We expect to finalize the sales price and related adjustments by the end of the second quarter of 2016. As a result, the actual amount of consideration we receive and the gain we recognize on the divestiture may change until we conclude these matters.

Impact of Coffee Transactions on our Ongoing Reporting of GAAP and Non-GAAP Financial Information

Following the transactions, our snacks net revenues, consisting of biscuits, chocolate, gum and candy, were approximately 85% of our 2014 net revenues excluding coffee net revenues. By retaining a significant stake in JDE, we will also continue to have a significant contribution from the coffee category. We plan to reflect our divested historical coffee results and future equity earnings from JDE in results from continuing operations as the coffee category continues to be a significant part of our strategy and net earnings.

On a GAAP reported basis, we will report our historical global coffee business results as they were originally reported in net revenues, operating income and segment information. Following the closing date, we will report earnings from our 43.5% investment in JDE net of tax and separate from operating income as they will be presented after the provision for income taxes line on our consolidated statement of net earnings. We will apply the equity method of accounting and related reporting requirements for our interest in JDE. In addition, we will begin to report our other equity method investment earnings the same way as we will report on JDE’s after-tax earnings. As a result, it will be more difficult to compare our past and future GAAP reported business results.

In order to facilitate comparisons of past and future operating results, in our non-GAAP financial information, we will remove from Organic Net Revenue and Adjusted Operating Income the results of our historical coffee business, DSF and other equity method investments and show those results on the same after-tax earnings basis that we will show future JDE investment earnings. Our historical Adjusted EPS will not change. However, our Organic Net Revenues and Adjusted Operating Income will change as we reclassify historical coffee results, DSF and other equity method investment income out of these measures in the accompanying pro forma adjusted financial information.

See Exhibit 99.1 for the unaudited pro forma adjusted financial information for quarterly operating results for 2014 through the quarter ended June 30, 2015.

Use of Non-GAAP financial information as Supplemental Information

We use certain non-GAAP financial information to budget, make operating and strategic decisions and evaluate our performance. We have disclosed non-GAAP financial information in our past quarterly and annual reports so that you have the same financial data that we use to make comparisons with our historical operating results and analyze our underlying performance.

We believe that the presentation of the enclosed pro forma adjusted non-GAAP financial information, when considered together with our U.S. GAAP financial results, provides you with additional information to evaluate the factors and trends affecting our underlying businesses. Our use of non-GAAP financial information is not meant to be considered in isolation or as a substitute for our U.S. GAAP financial results. A limitation of the non-GAAP financial information is it may exclude items which have an impact on U.S. GAAP reported results. The best way this limitation can be addressed is by evaluating our non-GAAP financial information in combination with our U.S. GAAP reported results and carefully evaluating each reconciling item.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit Number	Description

99.1	Unaudited non-GAAP financial information and accompanying notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Brian T. Gladden
Name:	Brian T. Gladden
Title:	Executive Vice President and
Chief Financial Officer

Date: July 30, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited non-GAAP financial information and accompanying notes.